UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 28, 2003

THE GOLDMAN SACHS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 001-14965	No. 13-4019460

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

85 Broad Street
New York, New York	10004

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 902-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

     On April 28, 2003, a final global settlement relating to investment research analysts’ alleged conflicts of interest and involving various of the leading securities firms operating in the United States, including The Goldman Sachs Group, Inc.’s U.S. broker-dealer subsidiary Goldman, Sachs & Co. (“Goldman Sachs”), was announced. In that connection, without admitting or denying the allegations, findings or conclusions by various federal and state regulators, Goldman Sachs entered into consents, agreements and other definitive documentation with the United States Securities and Exchange Commission, the New York Stock Exchange (“NYSE”), the National Association of Securities Dealers (“NASD”), and the Utah Division of Securities, to resolve their investigations of Goldman Sachs relating to those matters. Pursuant to the final arrangements, Goldman Sachs has agreed, among other things, to (i) pay an aggregate of $25 million as penalties, (ii) pay an aggregate of $25 million as disgorgement of commissions and other monies, (iii) contribute an aggregate of $50 million over five years to provide independent third-party research to clients, (iv) contribute an aggregate of $10 million over five years for investor education, (v) adopt various additional policies, systems, procedures and other safeguards to ensure further the integrity of Goldman Sachs investment research and (vi) be permanently restrained and enjoined from violating certain rules of the NYSE and the NASD relating to investment research activities. In connection with the global settlement, Goldman Sachs has also subscribed to a voluntary initiative imposing restrictions on the allocation of shares in initial public offerings to executives and directors of public companies. Further judicial and administrative proceedings will be necessary to effectuate the global settlement. In that regard, the Utah Division of Securities acted as Goldman Sachs’ lead state regulator in connection with the settlement. Goldman Sachs expects to reach similar arrangements with most or all of the remaining states, the District of Columbia and the Commonwealth of Puerto Rico. Any monetary penalties and other payments required by these individual arrangements are expected to be included within the aggregate amounts discussed above.

     The cost of the settlement has previously been provided for in the consolidated financial statements of The Goldman Sachs Group, Inc. Current or future civil lawsuits implicating investment research analysts’ conflicts of interest were not settled as part of the global settlement. Goldman Sachs’ total potential liability in respect of such civil cases cannot be reasonably estimated but could be material to results of operations in a given period.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC. (Registrant)

Date: April 28, 2003	By:	/s/ Gregory K. Palm

Name: Gregory K. Palm
Title: Executive Vice President and
General Counsel